EXHIBIT 99.1
uBid.com Reports First Quarter Results

Company Reports 9.6% Growth in First Quarter Gross Profit

Chicago, IL, May 15, 2006 - uBid.com Holdings, Inc. (OTCBB: UBHI) whose uBid, Inc. subsidiary is one of the leading business-to-consumer and business-to-business online marketplaces in the U.S., today announced results for the first quarter ended March 31, 2006.

Highlights for the first quarter of 2006 included:

•	First quarter gross profit totaled $2.9 million, an increase of 9.6% from the first quarter of fiscal 2005.
•	Customer orders increased 26.8% to 123,000 from 97,000 in the first quarter of last year.
•	uBid.com Certified Merchant Program (UCM) grew participating merchants by more than 460% to 949 and 51% sequential growth from the 630 merchants reported at the end of Q4 2005.
•	Active Auction Participants totaled 324,000, while the number of Auction Events increased 11% to 311,000.
•	Customer Registrations totaled approximately 43,000 in the first quarter of 2006, an increase of 10% over the same period in 2005.

Commenting on the results for the period, Robert H. Tomlinson Jr., CEO of uBid.com Holdings, Inc. stated, “Having materially transformed our corporate structure, our balance sheet, and our business model, uBid.com is uniquely positioned to succeed in the $60 billion close-out and overstock merchandise market. In fact, by focusing on trust, security, and in-house customer support, we’re clearly differentiated in our space and have seen tangible strategic results from that advantage.” Tomlinson added, “In terms of the first 92 days since the merger, we were pleased with our accomplishments, particularly when our primary focus for the period was on raising capital, growing product supply through our merchant program and achieving public company status. We believe our first quarter performance bodes well for the future as we focus on driving long term shareholder value, particularly from these levels.”

Recent events for the period included:

On February 6, 2006 uBid announced that it raised an additional $13.5 million and sold 3,000,000 shares of common stock at $4.50 per share with 750,000 warrants exercisable at $5.85 per share as part of the closing. This was the second part of the private placement that initially closed on December 29, 2005. The total capital raise was $58.5 million.

On May 10, 2006 uBid.com announced it closed a new three year, $25 million secured revolving credit facility with Wells Fargo Bank, National Association. Management intends to use the facility to fund channel and category expansion and working capital needs.

About uBid.com Holdings, Inc.

uBid.com Holdings, Inc. operates an online marketplace located at www.uBid.com offering new, close-out, overstock and refurbished merchandise to both consumers and businesses through a trusted auction style and fixed price format. uBid.com provides consumers the opportunity to bid on or buy a wide variety of popular, brand name products at significant discounts. uBid.com's unique platform enables only certified suppliers and manufacturers a more efficient and economical channel for maximizing revenue of their surplus merchandise. Furthermore, uBid.com offers consumers a trusted buying environment, eliminating potential fraud by certifying all its merchants and processing 100% of all transactions between buyers and sellers. uBid.com Holdings, Inc. is a publicly traded on the Nasd OTC bulletin board (OTC BB:UBHI).

SEC Filings and Forward-Looking Statements

Additional information about uBid.com is in the company’s annual report on Form 10-K/A, filed with the Securities and Exchange Commission.

Certain statements made in this release are forward-looking statements, including the following statement, “We believe our first quarter performance bodes well for the future as we focus on driving long term shareholder value, particularly from these levels.” Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of uBid.com Holdings, Inc. and the industries and markets in which uBid.com Holdings, Inc. operates. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect the forward looking statement identified above and uBid.com Holdings, Inc.'s business, financial condition and operating results generally include the effects of adverse changes in the economy, reductions in consumer spending, declines in the financial markets and the industries in which uBid.com Holdings,Inc. and its partners operate, adverse changes affecting the Internet and e-commerce, the ability of uBid.com Holdings,Inc. to develop and maintain relationships with strategic partners and suppliers and the timing of its establishment or extension of its relationships with strategic partners, the ability of uBid.com Holdings, Inc. to timely and successfully develop, maintain and protect its technology and product and service offerings and execute operationally, the ability of uBid.com Holdings, Inc. to attract and retain qualified personnel, the ability of uBid.com Holdings, Inc. to successfully integrate its acquisitions of other businesses, if any, and the performance of acquired businesses. uBid.com Holdings, Inc. expressly disclaims any intent or obligation to update these forward-looking statements, except as otherwise specifically stated by uBid.com Holdings, Inc.

Contact:
Anthony Priore
Chief Marketing Officer
Tel: 773-272- 5000 Fax: 773-272-4030
tpriore@ubid.com

uBid.com Holdings, Inc.
Consolidated Balance Sheets
(Dollars in thousands)

	March 31,	December 31,
	2006	2005
	(Unaudited)
Assets

Current Assets
Cash and cash equivalents	$7,008	$21,176
Restricted investments	6,659	7,003
Accounts receivable, net	2,177	1,306
Merchandise inventories	16,323	5,989
Prepaid expenses and other current assets	592	646
Total Current Assets	32,759	36,120

Property and Equipment, net	500	524

Total Assets	$33,259	$36,644

Liabilities and Shareholders' Equity

Current Liabilities
Flooring facility	$892	$1,612
Accounts payable	5,043	4,456
Accrued expenses
Advertising	693	397
Merger and offering costs	399	2,000
Other	1,115	1,187
Current maturities of long-term debt	307	410

Total Current Liabilities	8,449	10,062

Redeemable Common Stock, $.001 par value (2,666,668 shares issued
and outstanding)	-	12,000

Shareholders' Equity
Common stock, $.001 par value (200,000,000 shares authorized;
20,333,333 and 16,732,666 issued and outstanding, respectively)	20	17
Stock warrants	8,086	6,322
Additional paid-in-capital	48,371	25,907
Treasury stock, at cost (2,666,668 shares issued)	(12,000)	-
Retained deficit	(19,667)	(17,664)
Total Shareholders' Equity	24,810	14,582

Total Liabilities and Shareholders' Equity	$33,259	$36,644

uBid.com Holdings, Inc
Condensed Consolidated Statement of Operations
(Dollars in Thousands, except for per share data)
(UNAUDITED)

	Three Months Ended
	March 31,
	2006	2005
Net Revenues	$20,088	$26,818

Cost of Revenues	17,178	24,164

Gross Profit	2,910	2,654

Operating Expenses
General and administrative	3,534	3,147
Sales and marketing	1,525	1,283

Total operating expenses	5,059	4,430

Loss From Operations	(2,149)	(1,776)

Interest Income (Expense), net	146	(417)

Net Loss	(2,003)	(2,193)

Preferred Stock Dividends	-	(15)

Net Loss Available to Common Shareholders	$(2,003)	$(2,208)

Net Loss per share - Basic and
Diluted	$(0.10)	$(0.89)

Weighted Average Shares - Basic and Diluted	19,955,536	2,487,107